AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 2002
                                                      REGISTRATION NO. 333-47514
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ___________________

                                 AMENDMENT NO. 3
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ___________________


                             NETCO INVESTMENTS INC.
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

         WASHINGTON                     5499                   91-2031335
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD         (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)     INDUSTRIAL CODE)      IDENTIFICATION NUMBER)


                            #1001 - 1166 ALBERNI STREET
                   VANCOUVER, BRITISH COLUMBIA V6E 3Z3, CANADA
                                 (604) 681-1064
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                               ___________________


            AGENT FOR SERVICE:                             WITH A COPY TO:
       MICHAEL JACKSON, PRESIDENT                          VICKI E. ORRICO
         NETCO INVESTMENTS INC.                      OGDEN MURPHY WALLACE, PLLC
       #1001 - 1166 ALBERNI STREET                 1601 FIFTH AVENUE, SUITE 2100
VANCOUVER, BRITISH COLUMBIA V6E 3Z3, CANADA          SEATTLE, WASHINGTON 98101
            (604) 681-1064                               (206) 447-7000
  (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
=============================================================================================
                              PROPOSED      PROPOSED
                               AMOUNT        MAXIMUM          MAXIMUM
TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE      AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED  REGISTERED     PER UNIT      OFFERING PRICE   REGISTRATION FEE
---------------------------------------------------------------------------------------------
Common Stock. . . . . . . .   4,250,000  $           .01  $     42,500.00  $         11.22(1)
=============================================================================================

=============================================================================================

(1)  Previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                    SUBJECT TO COMPLETION-[ENTER DATE, 2002]

PROSPECTUS

                                       , 2002



                             NETCO INVESTMENTS INC.


                          #1001 - 1166 ALBERNI STREET
                   VANCOUVER, BRITISH COLUMBIA V6E 3Z3, CANADA
                                 (604) 681-1064





                        4,250,000 SHARES OF COMMON STOCK




     This is the initial public offering of common stock of Netco Investments Inc., and no public market currently exists for shares of Netco Investments' common stock. The initial public offering price is $0.01 per share of common stock which was arbitrarily determined. The offering is on a best efforts-no minimum basis. There is no minimum purchase requirement and no arrangement to place funds in an escrow, trust, or similar account. The latest date on which this offering will close will be 90 days after the date of this prospectus.


                                    PER SHARE     TOTAL
                                   -----------  ----------
OFFERING PRICE                     $     0.01   $  42,500
LESS ESTIMATED OFFERING EXPENSES.     ($.0003)   ($ 1,477)
                                   -----------  ----------
NET PROCEEDS TO NETCO INVESTMENTS  $   0.0097   $  41,023



                               ______________


                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.


                               ______________


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE  WILL  AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THE INFORMATION
IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 Table  Of  Contents

                                                                         Page
                                                                         ----

                                  Part I-Prospectus


Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . .     1

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

Use Of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

Determination Of Offering Price  .. . . . . . . . . . . . . . . . . . .     8

Plan Of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .     8

Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

Directors, Executive Officers, Promoters And Control Persons  . . . . .     9

Security Ownership Of Certain Beneficial Owners And Management  . . . .     9

Description Of Securities . . . . . . . . . . . . . . . . . . . . . . .    10

Interest Of Named Experts And Counsel . . . . . . . . . . . . . . . . .    10

Disclosure Of Commission Position On Indemnification For Securities Act
     Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .    10

Description Of Business . . . . . . . . . . . . . . . . . . . . . . . .    10

Management's Discussion And Analysis Or Plan Of Operation . . . . . . .    18

Description Of Property . . . . . . . . . . . . . . . . . . . . . . . .    20

Certain Relationships And Related Transactions  . . . . . . . . . . . .    20

Market For Common Equity And Related Stockholder Matters  . . . . . . .    20

Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . .    20

Changes In And Disagreements With Accountants On Accounting And
     Financial Disclosure . . . . . . . . . . . . . . . . . . . . . . .    20

Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .   F-1

                               PROSPECTUS SUMMARY

NETCO  INVESTMENTS

     Netco Investments Inc. is a corporation formed under the laws of the State of Washington, whose principal executive offices are located in Vancouver, British Columbia, Canada.

     The primary objective of the business is designed to market high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients in Massachusetts.


NAME,  ADDRESS,  AND  TELEPHONE  NUMBER  OF  REGISTRANT


     Netco  Investments  Inc.
     #1001  -  1166  Alberni  Street
     Vancouver, British Columbia V6E 3Z3, CANADA
     (604) 681-1064


THE OFFERING
     Price per share Offered. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $0.01
     Common Stock Offered by Netco Investments. . . . . . . . . . . . . . . . . . . . . .    4,250,000 shares
     Common Stock Outstanding Prior to Offering . . . . . . . . . . . . . . . . . . . . .    4,300,000 shares
     Common Stock Outstanding After Offering Assuming 50% of the Offering is Sold . . . .    6,425,000 shares
     Common Stock Outstanding After Offering Assuming 100% of the Offering is Sold. . . .    8,550,000 shares

     Netco Investments expects to use the net proceeds for organizational Purposes, to conduct a market survey to determine its marketing approach and target audience for selling Vitamineralherb.com products, to pay the annual website maintenance fee to its licensor, and to hire commissioned sales staff.

                                  RISK FACTORS


  Netco Investments has incurred losses since its inception March 15, 2000, expects losses to continue for the foreseeable future, and could fail before implementing its business plan.

  Netco Investments is in the extreme early stages of development and could fail before implementing its business plan. It is a start up venture that will incur net losses for the foreseeable future. In its Independent Auditor's Report, Netco Investments' accountants state that Netco Investments' failure to generate revenues and conduct operations since its inception raise substantial doubt about its ability to continue as a going concern. Netco Investments has only recently acquired its principal asset. Netco Investments will incur additional expenses before becoming profitable, if it ever becomes profitable. It is a relatively young company that has no history of earnings or profit. There is no assurance that it will operate profitably in the future or provide a return on investment in the future.


  Netco Investments is solely dependent upon amounts to be raised in this offering, the proceeds of which are insufficient to achieve revenues. Netco Investment will have to obtain additional financing, which may not be available.

     Netco Investments has limited funding. It is solely dependent on the proceeds to be raised in this offering, and the results of the offering are uncertain. If all of the shares being offered are sold, the net proceeds to Netco Investments will be approximately $41,023 after deducting estimated offering expenses of $1,477 that have not yet been paid. This amount will only enable Netco Investments to conduct surveys to determine its target market, to pay the annual website maintenance fee to its licensor, to hire commissioned sales staff, and begin to establish an office. It will need additional funds to complete its development phase and achieve a sustainable sales level where ongoing operations can be funded out of revenues. These expenses will exceed the funds raised by this offering, and Netco Investment will have to obtain additional financing through an offering or capital contributions by current shareholders. No commitments to provide additional funds have been made by management or shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to Netco Investment or at all.

     No market may develop for Netco Investments' common stock and investors may be unable to sell their shares.

     There is no public market for Netco Investments' common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate his investment without considerable delay, if at all. The trading market price of Netco Investments' common stock may decline below the offering price. If a market should develop, the price may be highly volatile. In addition, an active public market for Netco Investments' common stock may not develop or be sustained. Owing to the low price of the securities, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in Netco Investments' common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for loans. Thus, a purchaser may be unable to sell or otherwise realize the value invested in Netco Investment stock.

     Government regulation of the manufacturing, processing, formulating, packaging, labeling and advertising of products could adversely affect the viability of dietary supplements, cause Netco Investments to incur significant additional expenses and impair Netco Investments' opportunity to derive financial benefit.

     Extensive U.S. federal, state and local government regulations may restrict the way Netco Investments sells its products, resulting in restrictions on the products and content Netco Investments offers its customers and significant additional expenses. The manufacture, packaging, labeling, advertising, promotion, distribution and sale of Netco Investments' products are subject to regulation by numerous governmental agencies, the most active of which is the U.S. Food and Drug Administration, which regulates Netco Investments' products under the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder. Netco Investments' products are also subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission, the U.S. Department of Agriculture, and the Environmental Protection Agency. Advertising and other forms of promotion and methods of marketing of Netco Investments' products are subject to regulation by the U.S. Federal Trade Commission, which regulates these activities under the Federal Trade Commission Act. The State of Massachusetts also has laws regulating misbranded or adulterated products.

     Netco Investments cannot be certain that its attempts, or those of its suppliers, to comply with laws and regulations in this area are or will be deemed sufficient by the appropriate regulatory agencies. Enforcement actions by any of these regulatory agencies can result in civil and criminal penalties, an injunction to stop or modify certain selling methods, seizure of Netco Investments' products, adverse publicity or voluntary recalls and labeling changes. If any governmental agency were to undertake an enforcement action against Netco Investments, it would likely cause an immediate decrease in its revenues, cause it to incur significant additional expenses and result in a decrease in its stock price. Netco Investments' efforts to comply with existing laws and regulations may be costly, may force it to change its selling strategy and may not be successful. Netco Investments cannot promise that it will be able to comply with any existing or future laws, regulations, interpretations or applications without incurring significant costs or adjusting its business model.

     The potential imposition of a sales tax on the sale of goods and services over the Internet may substantially impair Netco Investments' opportunity to derive financial benefit from the sales of its products.

     Legislative proposals have been made at the federal, state and local levels, as well as by foreign governments, to impose a sales tax on the sale of goods and services over the Internet. Although a three-year moratorium now exists on new state and local taxes on electronic commerce, once the moratorium is lifted, it is entirely possible that federal and/or state taxes may be imposed on Internet commerce. Such taxes could have a chilling effect on the sale of goods and services over the Internet, which, in turn, could limit Netco Investments' ability to generate profits from the sale of its products over the Internet.

  Changes or interruptions to Netco Investments' arrangements with its suppliers, Gaia Garden Herbal Dispensary and Alta Natural Herbs & Supplements Ltd., may limit access to its manufacturing source and destroy its business plan.

     If Netco Investments' licensor, Vitamineralherb.com, defaults under its agreement with its suppliers, Gaia Garden Herbal Dispensary and Alta Natural Herbs & Supplements Ltd., by failing to pay amounts when due, or by violating the prohibitions against assignment of the contract or confidentiality, or should one or both of these companies cease to do business, Netco Investments could lose access to its manufacturing source, and Netco Investments' distribution rights would become meaningless. Similarly, any dispute between these suppliers and Vitamineralherb.com could prevent Netco Investments from selling or delivering product to its customers. Any termination or impairment of Netco Investments' license rights and access to products could prevent Netco Investments from implementing its business plan, thereby limiting its profitability and decreasing the value of its stock.

  Netco Investments will need additional financing which may not be available, or which may dilute the ownership interests of investors.

     Netco Investments' ultimate success will depend on its ability to raise additional capital. No commitments to provide additional funds have been made by management or other shareholders. Netco Investments has not investigated the availability, source or terms that might govern the acquisition of additional financing. If Netco Investments fails to raise additional funds, it will be unable to implement its business plan and the company will likely fail. Netco Investments may raise additional funds through the issuance of equity, equity-related or convertible debt securities. The issuance of additional common stock will dilute existing stockholders. Netco Investments may issue securities with rights, preferences or privileges senior to those of the rights of its common stock and its stockholders may experience additional dilution. When additional capital is needed, there is no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to Netco Investments.

  Purchasers must rely on Mr. Jackson's abilities for all decisions as he will control the majority of the stock after the offering. Netco Investments Has no employment agreement with Mr. Jackson and he spends only part-time on its business. His leaving may adversely effect Netco Investments' ability to operate.

     Mr. Jackson is serving as Netco Investments' sole officer and director. Netco Investments will be heavily dependent upon Mr. Jackson's entrepreneurial skills and experience to implement its business plan and may, from time to time, find that his inability to devote full time and attention to its affairs will result in delay(s) in progress towards the implementation of its business plan or in a failure to implement its business plan. Moreover, Netco Investments does not have an employment agreement with Mr. Jackson and as a result, there is no assurance that he will continue to manage its affairs in the future. Nor has Netco Investments obtained a key man life insurance policy on Mr. Jackson. Netco Investments could lose the services of Mr. Jackson, or Mr. Jackson could decide to join a competitor or otherwise compete directly or indirectly with Netco Investments, which would have a significant adverse effect on its business and could cause the price of its stock to be worthless. The services of Mr. Jackson would be difficult to replace.

  The offering price of the shares in this offering was arbitrarily determined and is no indicia of the true value of the stock.

     The offering price of the shares has been arbitrarily determined by Netco Investments based upon what it believes purchasers of such speculative issues would be willing to pay for the stock and bears no basis in relation to assets, book value or any other established criteria of value. The offering price may not reflect the market price of our shares after the offering. No assurance can be given that the shares will have a market value or that they can be resold at this price if and when an active secondary market might exist.

  If Netco Investments is unable to succeed with its business plan and enters into a new line of business or business combination, the SEC could subject Netco Investments to an enforcement inquiry, which would cripple Netco Investments and render shareholders' investments worthless.

     Netco Investments intends to implement its vitamin distribution business plan and does not presently intend to enter into a new line of business or business combination. However, it may find that it cannot raise sufficient capital to do so. Industry estimates say that 80% of all business fail within the first five years. Clark, Past failures help new businesses to learn and grow, Puget Sound Bus. J. April 21, 2000. If Netco Investments is unable to raise sufficient capital to support the vitamin distribution business, its board of directors may decide that it is in the best interests of the shareholders of Netco Investments to enter into a new line of business or a business combination.

     Federal law requires small start up issuers to disclose their business plans, among other things, so that investors can make informed investment decisions based on all material information. During the registration process, the SEC advised Netco Investments that it believed Netco Investments is a blank check company because its proposed plan of business was commensurate in scope with the uncertainty ordinarily associated with a "blank check" company. Netco Investments clarified its business plan in response to the SEC's comment.

     If Netco Investments has not fully implemented its business plan, but decides that it cannot raise sufficient capital to do so and enters into a new line of business or business combination, the SEC may conclude that Netco Investments failed to fully disclose its business plan or never intended to implement the vitamin distribution business plan. If, as a result of such a change in business plan, the SEC believes that Netco Investments never intended to implement the vitamin distribution business plan, the SEC may initiate an enforcement inquiry. Such an action would effectively put Netco Investments out of business due to its thin capitalization. Investors would likely lose their entire investments.

  Investors may face significant restrictions on the resale of Netco Investments stock due to federal penny stock regulations.

     The Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended. Because Netco Investments' securities may constitute "penny stock" within the meaning of the rules, the rules would apply to Netco Investments and its securities. The rules may further affect the ability of owners of Netco Investments' shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

     Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

- control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

- manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

- "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

- excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

- the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some  of  the  statements  under  "Prospectus  Summary",  "Risk  Factors",
"Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause Netco Investments' actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. Although Netco Investments believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance, or achievements.


                                 USE OF PROCEEDS


     The net proceeds to Netco Investments from the sale of the 4,250,000 shares of common stock offered by Netco Investments hereby at an assumed initial public offering price of $.01 per share are estimated to be $41,023 after deducting estimated offering expenses of $1,477 which are currently unpaid and will be paid out of proceeds of the offering. Ryerson Corporation AVV also paid expenses of $43,000 in cash for which it received 4,300,000 shares of Netco Investments common stock. Netco Investments expects to use the net proceeds listed in order of priority as follows:

-----------------------------------------------------------------------------------------------------------------------------
                          Assuming Sale of 10% of  Assuming Sale of 25% of  Assuming Sale of 50% of  Assuming Sale of 100% of
                          -----------------------  -----------------------  -----------------------  ------------------------
                            Stock Being Offered      Stock Being Offered      Stock Being Offered      Stock Being Offered
                          -----------------------  -----------------------  -----------------------  ------------------------
Organizational Purposes                     1,000                    1,000                    1,000                     1,000
Market Research                             3,102                    9,256                   13,500                    13,500
Website Maintenance Fee                         0                        0                      500                       500
Hire Salesperson(s)                             0                        0                    5,512                    20,000
Establish an Office                             0                        0                        0                     6,023
-----------------------------------------------------------------------------------------------------------------------------

     Netco Investments has not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, Netco Investments' management will have significant flexibility in applying the net proceeds of the offering. Should the proceeds from the offering be inadequate to cover our offering expenses of $1,477, we will likely be forced to liquidate the company.


                         DETERMINATION OF OFFERING PRICE


     Netco Investments arbitrarily determined the price of the shares in this offering. The $0.01 offering price is the same price paid by its sole shareholder for Netco Investments' stock. The offering price is not an indication of and is not based upon the actual value of Netco Investments. It bears no relationship to the book value, assets or earnings of Netco Investments or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.


                              PLAN OF DISTRIBUTION


     Netco Investments will offer and sell its common stock through its sole officer and director, Michael Jackson, pursuant to and in compliance with Rule 3a4-1 of the Exchange Act. Rule 3a4-1 provides a safe harbor from the broker dealer registration requirements for officers and directors of an issuer who participate in the sale of the issuer's securities. Mr. Jackson will qualify for the exemption because he will not be compensated based upon sales of stock; he primarily performs substantial duties for Netco Investments other than in connection with the offering; he is not nor has been a broker or dealer, or an associated person of a broker or dealer within the last 12 months; he has not and will not participate in selling an offering of securities for any other issuer within the 12 months before and after this offering; and he is not statutorily disqualified. Mr. Jackson will offer stock primarily by delivering prospectuses to business associates with whom he has a pre-existing relationship. All sales will be made in compliance with the securities laws of local jurisdictions.

                                LEGAL PROCEEDINGS

     Netco Investments is not a party to any pending legal proceeding or litigation and none of its property is the subject of a pending legal proceeding. Further, the officer and director knows of no legal proceedings against Netco Investments or its property contemplated by any governmental authority.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth the name, age and position of each director and executive officer of Netco Investments:

     NAME                AGE                  POSITION
     ----                ---                  --------
     Michael Jackson......61           President, Secretary, Treasurer, Director


     In March, 2000, Mr. Jackson was elected as the sole officer and director of Netco Investments. He will serve until the first annual meeting of Netco
Investments' shareholders and his successors are elected and qualified. Thereafter, directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement. Mr. Jackson plans to devote approximately 20 hours per week to the business.

     Mr. Jackson has been a real estate land developer and investment banker since 1978. Mr. Jackson is currently president of Hillcon Developments Ltd., a position he has held since 1995. Mr. Jackson's duties with Hillcon Developments include locating properties, preparing pro forma statements, raising capital, marketing, and dealing with Canadian governmental agencies, architects, and engineers. In his capacity as president for Hillcon Developments, he has been responsible for raising $50 million for 22 projects with a market value in excess of $150 million. He also acts as corporate counsel for Hillcon, and prepares all legal documents and negotiates all contracts. From July 1999 to September 2001, Mr. Jackson was the chief executive officer and director of Poker.com Inc., a company which trades on the OTCBB under the symbol "PKER". Mr. Jackson has served as president of Ryerson Corporation A.V.V., a position he has held since January 2000. Ryerson is an investment company. Mr. Jackson's duties include overseeing investment strategies. Mr. Jackson also currently serves as president of UniNet Technologies Inc., an internet software developer. He has held that position since January, 1999. From June, 1985 to November, 1987, Mr. Jackson was with Geneva Capital Corporation, where his functions included taking companies public on the Vancouver Stock Exchange, the Toronto Stock Exchange, and NASDAQ. He acted as counsel for the company and prepared all offering memoranda, and other legal documents. He also raised capital for the company and negotiated all contracts. Mr. Jackson served as a director of Waterloo Resources Inc. from August 1985 to December 1987, Lucky Mines Inc. from August 1985 to December 1987, and Burcon Developments Inc. from December 1987 to August 1988. Waterloo, Lucky Mines and Burcon were all public companies listed on the Vancouver Stock Exchange. Mr. Jackson practiced law from 1966 through 1978.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of August 1, 2002, Netco Investments' outstanding common stock owned of record or beneficially by each executive officer and director and by each person who owned of record, or was known by Netco Investments to own beneficially, more than 5% of its common stock, and the shareholdings of all executive officers and directors as a group. Each person has sole voting and investment power with respect to the shares shown.


                                                               PERCENTAGE
                                                     SHARES    OF  SHARES
                                                     OWNED        OWNED
   NAME                                            ----------  ----------

Ryerson Corporation A.V.V. (1)                      4,300,000        100%
c/o 7 Abraham de Veerstraat,
   P.O. Box 840,  Curacao, Netherlands Antilles.

ALL EXECUTIVES OFFICERS & DIRECTORS AS A                    0          0%
GROUP (1 Individual)


(1) Patrick Browning is the sole beneficial owner of shares held by Ryerson Corporation

                            DESCRIPTION OF SECURITIES

     The following description of Netco Investments' capital stock is a summary of the material terms of its capital stock. This summary is subject to and qualified in its entirety by Netco Investments' articles of incorporation and bylaws, and by the applicable provisions of Washington law.

     The authorized capital stock of Netco Investments consists of 120,000,000 shares: 100,000,000 shares of Common Stock having a par value of $0.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $0.0001 per share. The articles of incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Netco Investments' common stock.

     The holders of shares of common stock of Netco Investments do not have cumulative voting rights in connection with the election of the board of directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of Netco Investments' directors.

     The holders of shares of common stock are entitled to dividends, out of funds legally available therefor, when and as declared by the board of directors. The board of directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The holders of the shares of common stock have no preemptive or subscription rights. In the event of liquidation, dissolution or winding up of the affairs of Netco Investments, holders are entitled to receive, ratably, the net assets of Netco Investments available to shareholders after payment of all creditors.

     All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Netco Investments' common stock are issued, the relative interests of existing shareholders may be diluted.


                      INTEREST OF NAMED EXPERTS AND COUNSEL


     Neither Manning Elliott nor Ogden Murphy Wallace, PLLC was employed on a contingent basis in connection with the registration or offering of Netco Investments' common stock.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Netco Investments' articles of incorporation provide that it will indemnify its officers and directors to the full extent permitted by Washington state law. Netco Investments' bylaws provide that it will indemnify and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of Netco Investments or is or was serving at the request of Netco Investments as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Netco Investments pursuant to the forgoing provisions or otherwise, Netco Investments has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

  General

     Netco Investments was incorporated under the laws of the State of Washington on March 15, 2000, and is in its early developmental and promotional stages. To date, Netco Investments' only activities have been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan. Netco Investments has not commenced commercial operations. Netco Investments has no full time employees and owns no real estate.


  Acquisition  of  The  License


     On March 15, 2000, Netco Investments' sole shareholder, Ryerson Corporation AVV, in return for 3,500,000 shares of Netco Investments' common stock, transferred to Netco Investments its rights under license agreement with Vitamineralherb.com. The license agreement grants an exclusive right to distribute Vitamineralherb products to health and fitness professionals in Massachusetts via the Internet. Ryerson acquired the license under the terms of a settlement agreement by and between Ryerson, Texmont, Inc., a company in which it is the sole shareholder and Mortenson & Associates, an affiliate of Vitamineralherb. Mortenson & Associates had granted Texmont a license to distribute and produce an oxygen enriched water product, called "Biocatalyst," for fish farming and aquarium use. Mortenson & Associates acquired its right to sublicense Biocatalyst to Texmont from NW Technologies Inc. As a result of a legal dispute between Mortenson & Associates' principal and NW Technologies, Mortenson & Associates was unable to fulfill its obligations to Texmont under the license. Under the terms of the settlement agreement, Vitamineralherb, an affiliate of Mortenson & Associates, granted to Ryerson the license to distribute Vitamineralherb products in part for its agreement not to pursue its individual claims against Mortenson & Associates.


     The  License

     Netco Investments has a three year license to market and sell vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients. Netco Investments' territory is the state of Massachusetts. Netco and Vitamineralherb.com have agreed to extend the license for an additional three years, expiring March 15, 2003. The license will be automatically renewed unless Netco Investments or Vitamineralherb gives the other notice of its intent not to renew.

     Under the Vitamineralherb.com license, Netco will attempt to distribute products through health and fitness professionals who may be interested in selling vitamins and nutritional supplements to such professionals' clients. Netco hopes that the Vitamineralherb.com products will be attractive to the professionals because they can custom-label the products with the professional's name, or custom formulate products specific to the needs of the professional's clients. The professional will place its orders via the Vitamineralherb.com website. Under the terms of the license, the professionals are required to order a minimum of 5,000 units of any custom-formulated product.

     Vitamineralherb has agreed to provide certain business administrative services to Netco Investments, including product development, store inventory, website creation and maintenance, establishment of banking liaisons, and development and maintenance of an order fulfillment system, thereby enabling Netco Investments to focus strictly on marketing and sales. Some services, such as development of the website and the order fulfillment system, will be provided by Vitamineralherb, while others, such as product development and store inventory, will be provided by the product supplier pursuant to a manufacturing agreement discussed below. Vitamineralherb sets the price for products based on the manufacturer's price, plus a mark up (usually 10%) which Vitamineralherb and Netco Investments share equally.


     Netco Investments and its customers will also be able to request quotes for and order custom-formulated and custom-labeled products via the website. Three different labeling options are available to customers: First, products may be ordered with the manufacturer's standard label with no customization. Second, the fitness or health professional may customize the labels by adding its name, address, and phone number to the standard label. In most cases, these labels would be a standardized label with product information and a place on the label for the wording "Distributed by." This gives these health and fitness professionals a competitive edge. Third, labels may be completely customized for the health or fitness professional.


     When a fitness or health professional becomes a client, Netco Investments' salesperson will show the client how to access the Vitamineralherb website (www.Vitamineralherb.com). The client is assigned an identification number that identifies it by territory, salesperson, and business name, address, and other pertinent information. The health or fitness professional may then order the products it desires directly through the Vitamineralherb website. It is anticipated that the customer will pay for the purchase with a credit card, electronic check ("e-check"), or debit card. All products will be shipped by the manufacturer directly to the professional or its clients.


     The website will be maintained by Vitamineralherb, and each licensee will pay an annual website maintenance fee of $500. Vitamineralherb.com has waived its annual fee for the years 2000 and 2001. All financial transactions will be handled by Vitamineralherb's Internet clearing bank. The Vitamineralherb webmaster will download e-mail orders several times a day, check with clearing bank for payment and then submit the product order and electronic payment to the supplier. Vitamineralherb will then forward the money due Netco Investments via electronic funds transfer. Vitamineralherb's software will track all sales through the customer's identification number, and at month end, e-mail to Netco Investments and customer a detailed report including sales commissions. Vitamineralherb has indicated that it will use e-commerce advertising such as banner ads on major servers and websites, as well as trying to insure that all major search engines pick Vitamineralherb first. In addition, because Netco Investments has the exclusive territory for Massachusetts, Netco Investments will receive the commission on all orders on the Vitamineralherb.com website from any customers located in Massachusetts, whether or not they result from Netco Investments' efforts.


     Only Netco Investments may terminate the license during the license term, by giving ninety days written notice to Vitamineralherb.com. As indicated above, Netco Investments is required to prepay for orders, so if Netco Investments determines that it is unfeasible to sell Vitamineralherb.com products, it may simply terminate the agreement and walk away. Either party may elect not to renew the license at the end of the three year term by giving the other party ninety days notice. Although Vitamineralherb.com may not terminate its agreement with Netco Investments mid-term, it is possible that Vitamineralherb.com could lose its suppliers which may prevent Vitamineralherb.com from fulfilling its obligations under the agreement, and, in effect, terminate the agreement.

     In case of a dispute, Vitamineralherb.com and Netco Investments' sole shareholder, Ryerson Corporation, have agreed to alternative dispute resolution methods. If informal negotiation of the dispute does not resolve the issues, the parties have agreed to submit to mandatory mediation. Should the mediation fail to resolve the dispute, the dispute will then go to final and binding arbitration. As a result of the dispute resolution agreement, the parties waive their rights to have their disputes litigated in court, the right to a trial by jury, their judicial rights to discovery and to appeal. The parties have also agreed to a one year statute of limitations regarding all disputes.

          Background  on  Vitamineralherb.com  Inc. and Suppliers.

     Vitamineralherb.com has two suppliers: Alta Natural Herbs & Supplements Ltd., and Gaia Garden Herbal Dispensary. Vitamineralherb.com entered into a Manufacturing Agreement, dated July 18, 2001 with Alta Natural, a company incorporated on August 18, 1993 in British Columbia, Canada and listed on the Canadian Stock Exchange (trading symbol "AHS"). The Alta Natural product line includes over 100 herbal, organic products, and food supplements.

     Vitamineralherb.com also has an agreement dated July 5, 2001 with Gaia Garden, a company which manufactures and distributes a full line of herbs, oils and ointments, teas, and vitamins, minerals and herbal supplements. Gaia Garden is located in Vancouver, British Columbia, Canada.

     Both suppliers are able to manufacture custom blended products for customers, and to supply privately labeled products for Netco's customers at a minimal added cost. Vitamineralherb.com has just begun developing its vitamin marketing and distributorship business.

     Vitamineralherb.com has just begun developing its vitamin marketing and distributorship business. Vitamineralherb.com's website is fully functional at www.vitamineralherb.com, and ready to receive and process orders from licensees
-----------------------
or their clients. However, none of Vitamineralherb.com's licensee's has begun operations or made sales. Vitamineralherb.com has had no sales activity and received no revenues. Vitamineralherb.com's officers are David R. Mortenson, President and John T. Bauska, Secretary, Treasurer.


  Implementation  of  Business  Plan:  Milestones

     The specific steps in Netco's business plan are to conduct a survey to determine its core target market from amongst the potential clients under its Vitamineralherb.com license, hire commissioned sales staff, establish an office, advertise, and begin making sales. Netco Investments will achieve implementation of its business plan by meeting the following milestones:

     - MILESTONE 1-MARKET SURVEY. Netco Investments intends to conduct research into the various potential target markets under its Vitamineralherb.com license, including medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers, to determine its core target audience. The market analysis research will likely consist of a telephone survey to 100-200 potential clients, focusing on three or four of the core target markets, such as chiropractors, health clubs, and alternative medicine practitioners. The survey would likely contain questions which would determine the marketing approach and acceptability of specific products. The survey would take approximately four to six weeks. The cost of the survey is estimated to range from $10,000-$13,500, which would be paid for in part out of the proceeds of this offering.

     - MILESTONE 2:-HIRE SALESPEOPLE. Netco Investments will then have to engage salespeople to call on these professionals, who would in turn sell the products to their clients. Netco Investments expects that it may hire one or two commissioned salespeople during its first year of operation. The hiring process would include running advertisements in the local newspaper and conducting interviews. It is anticipated that hiring two salespeople may take four to eight weeks. The cost of hiring the salespeople, not including compensation, is estimated at $20,000.

     - MILESTONE 3: ESTABLISH AN OFFICE. Netco Investments would then have to establish an office or offices for the sales force in the appropriate market or markets. This would include an office, equipment such as computers and telephones, and sample inventory for the salespeople. It is anticipated that it may take eight to twelve weeks to locate acceptable office space and select and purchase equipment. The expense of office rental, equipment and inventory samples is estimated to be $45,000* per year.


     - MILESTONE 4: DEVELOPMENT OF ADVERTISING CAMPAIGN. The next step would be to develop an advertising campaign, including establishing a list of prospects based on potential clients identified in the market survey, and designing and printing sales materials. It is anticipated that it would take approximately six to ten weeks to develop the advertising campaign, although, depending on the availability of resources, Netco Investments will attempt to develop its advertising campaign concurrently with establishing an office. The cost of developing the campaign is estimated at approximately $12,000 * per year.

     - MILESTONE 5: IMPLEMENTATION OF ADVERTISING CAMPAIGN/SALES CALLS. Implementation of the advertising campaign would begin with mailing the sales materials to the identified list of prospects. Approximately two to four weeks thereafter, the salespeople would begin telephone follow ups and scheduling of sales calls. Although it will be necessary to make sales calls throughout the life of the company, it is estimated that the first round of sales calls will take approximately eight to twelve weeks to complete. The cost of salary and expenses for two salespeople is estimated at $248,000 * per year.

     - MILESTONE 6: ACHIEVE REVENUES. It is difficult to quantify how long it will take to convert a sales call into actual sales and revenues. Netco Investments will not begin receiving orders until its sales force is able to convince potential clients to begin offering such products to their customers, or to convert from an existing supplier. Netco Investments hopes that clients would begin placing orders within weeks of a sales call, but it may take several months before people begin to purchase products. Moreover, customers may not be willing to pay for products at the time they order, and may insist on buying on account, which would delay receipt of revenues another month or two.
          Assuming Netco Investments has received all necessary approvals to begin raising funds by October 1, 2002, and assuming an offering period of approximately three months, in a best case scenario Netco Investments may receive its first revenues as early as July 1, 2003. However, a more realistic estimate of first revenues would be February 1, 2004 or later.


 * As discussed more fully in the Management's Discussion and Analysis-Liquidity and Capital Resources section, the expenses of implementing Netco Investments' business plan will likely exceed the funds raised by this offering, which will not exceed $41,500. Netco Investments will have to obtain additional financing through an offering or through capital contributions by current shareholders. No commitments to provide additional funds have been made by management or shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to Netco Investments or at all.



  Competition

     The electronic commerce industry is new, rapidly evolving and intensely competitive, and Netco Investments expects competition to intensify in the future. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamin, supplement, mineral and alternative health product market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.


     Netco Investments' competitors can be divided into several groups including:


     - traditional vitamins, supplements, minerals and alternative health products retailers;

     -    the  online  retail  initiatives  of  several  traditional   vitamins,
          supplements, minerals and alternative health products retailers;

     - online retailers of pharmaceutical and other health-related products that also carry vitamins, supplements, minerals and alternative health products;

     - independent online retailers specializing in vitamins, supplements, minerals and alternative health products;

     - mail-order and catalog retailers of vitamins, supplements, minerals and alternative health products, some of which have already developed online retail outlets; and

     - direct sales organizations, retail drugstore chains, health food store merchants, mass market retail chains and various manufacturers of alternative health products.

     Many of Netco Investments' potential competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than Netco Investments has. These competitors include network marketing organizations such as Shaklee Corporation and Herbalife International, Inc.; large general retailers such as Walgreens, Walmart, and Rite Aid Corporation; vitamin retailers such as GNC; and e-tailers such as MotherNature.com and VitaminShoppe.com. In addition, an online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases. Competitors have and may continue to adopt aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than Netco Investments does. Increased competition may result in reduced operating margins and loss of market share.

     Netco Investments believes that the principal competitive factors in its Market are:


- Ability to attract and retain customers: Netco plans to hire salespeople on a commission basis to directly contact health and fitness professionals and call on these professionals via telephone and in person to establish ongoing sales relationships.

- Breadth of product selection: Netco can offer a broad variety of products due to its relationship with its suppliers. This enables Netco to offer different products and formulations to each client. For example, a sports trainer seeking to enhance a trainee's endurance would likely use different products than an herbalist seeking to relieve a client's cold or flu symptoms.

- Product pricing: The goal of Netco's pricing is to compete with network marketing organizations such as Herbalife and Shaklee. Such organizations work on a system of selling in which distributors recruit others down-line to recruit others to make the sales. It is Netco's understanding in the marketplace that these organizations typically mark products up 10 times the original wholesale cost in order to provide incentives to create large down-line organizations. Netco hopes to provide pricing to its resellers for very little more than the network marketing companies pay for the wholesale product.

- Ability to customize products and labeling: Netco can capitalize on its suppliers' ability to do small product runs with custom labels, giving individuals health and fitness practitioners the ability to package products unique to their business. This eliminates the need for the retailer to re-label or add labels to products for sale to their customers.

- Quality and responsiveness of customer service: By utilizing the Vitamineralherb.com website, www.vitamineralherb.com, Netco's resellers can order directly and inquire about special services such as custom labeling and formulations tailored to their customers' needs. The products are drop-shipped to the reseller's location, providing added convenience.


     Netco Investments believes that it can compete favorably on these factors. However, Netco Investments will have no control over how successful its competitors are in addressing these factors. In addition, with little difficulty, Netco Investments' online competitors can duplicate many of the products or services offered on the Vitamineralherb site.

     Netco  Investments  believes  that  traditional  retailers   of   vitamins,
supplements, minerals and other alternative health products face several challenges in succeeding:

     - Lack of convenience and personalized service. Traditional retailers have limited store hours and locations.

     - Limited product assortment. The capital and real estate intensive nature of store-based retailers limit the product selection that can be economically offered in each store location.

     - Lack of Customer Loyalty. Although network marketing organizations, such as Herbalife, attract customers, Netco believes that many are only one-time users due to the high cost of the products and the inconvenience of purchasing through home-based individual distributors rather than a walk-in retail establishment or online purchases. Netco believes that people are often attracted to the products offered network marketing companies, but find that the necessity for the large mark-ups to compensate all of the "down-line" individuals make the products too expensive. It is understood that these are quality products and have value, but the network marketing structure often employed by large retailers mandate high prices.

     As a result of the foregoing limitations, Netco Investments believes there is significant unmet demand for an alternative shopping channel that can provide consumers of vitamins, supplements, minerals and other alternative health products with a broad array of products and a convenient and private shopping experience.

     Netco Investments hopes to attract and retain consumers through the following key attributes of its business:

     - Broad Expandable Product Assortment. Netco Investments has the ability to offer a broad selection of vitamins, minerals, and herbal products offered through Ives Formulations, including various combinations of custom formulas and labelling. Netco is not constrained by the limitations on shelf space and warehouse space that can restrict the products offered by store-based retailers.

     - Low Product Prices. Product prices can be kept low due to volume purchases through Netco Investments' affiliation with Vitamineralherb and other licensees. Product prices will also be lower due to Netco Investments' lack of need of inventory and warehouse space. All products are shipped from suppliers' inventory.

     - Accessibility to Customized Products. At minimal cost, health and fitness practitioners may offer their customers customized products.

     - Access to Personalized Programs. Health or fitness professional can tailor vitamin and dietary supplement regimes to their clients.


  Regulatory  Environment

     The manufacturing, processing, formulating, packaging, labeling and advertising of the products Netco Investments sells may be subject to regulation by one or more U.S. federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the United States Department of Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

     The Food and Drug Administration, in particular, regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the- counter or homeopathic drugs. Under the Federal Food, Drug, and Cosmetic Act, the Food and Drug Administration may undertake enforcement actions against companies marketing unapproved drugs, or "adulterated" or "misbranded" products. The remedies available to the Food and Drug Administration include: criminal prosecution; an injunction to stop the sale of a company's products; seizure of products; adverse publicity; and "voluntary" recalls and labeling changes.

     Food and Drug Administration regulations require that certain informational labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics. Specifically, the Food, Drug, and Cosmetic Act requires that food, including dietary supplements, drugs and cosmetics, not be "misbranded." A product may be deemed an unapproved drug and "misbranded" if it bears improper claims or improper labeling. The Food and Drug Administration has indicated that promotional statements made about dietary supplements on a company's website may constitute "labeling" for purposes of compliance with the provisions of the Food, Drug, and Cosmetic Act. A manufacturer or distributor of dietary supplements must notify the Food and Drug Administration when it markets a product with labeling claims that the product has an effect on the structure or function of the body. Noncompliance with the Food, Drug, and Cosmetic Act, and recently enacted amendments to that Act discussed below, could result in enforcement action by the Food and Drug Administration.

     The Food, Drug, and Cosmetic Act has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994. The Dietary Supplement Health and Education Act created a new statutory framework governing the definition, regulation and labeling of dietary supplements. With respect to definition, the Dietary Supplement Health and Education Act created a new class of dietary supplements, consisting of vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, metabolites, extracts or combinations of such dietary ingredients. Generally, under the Dietary Supplement Health and Education Act, dietary ingredients that were on the market before October 15, 1994 may be sold without Food and Drug Administration pre-approval and without notifying the Food and Drug Administration. In contrast, a new dietary ingredient, i.e., one not on the market before October 15, 1994, requires proof that it has been used as an article of food without being chemically altered or evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. Retailers, in addition to dietary supplement manufacturers, are responsible for ensuring that the products they market for sale comply with these regulations. Noncompliance could result in enforcement action by the Food and Drug Administration, an injunction prohibiting the sale of products deemed to be noncompliant, the seizure of such products and criminal prosecution.

     The Food and Drug Administration has indicated that claims or statements made on a company's website about dietary supplements may constitute "labeling" and thus be subject to regulation by the Food and Drug Administration. With respect to labeling, the Dietary Supplement Health and Education Act amends, for dietary supplements, the Nutrition Labeling and Education Act by providing that "statements of nutritional support," also referred to as "structure/function claims," may be used in dietary supplement labeling without Food and Drug Administration pre-approval, provided certain requirements are met. These statements may describe how particular dietary ingredients affect the structure or function of the body, or the mechanism of action by which a dietary ingredient may affect body structure or function, but may not state a drug claim, i.e., a claim that a dietary supplement will diagnose, mitigate, treat, cure or prevent a disease. A company making a "statement of nutritional support" must possess substantiating evidence for the statement, disclose on the label that the Food and Drug Administration has not reviewed the statement and that the product is not intended for use for a disease and notify the Food and Drug Administration of the statement within 30 days after its initial use. It is possible that the statements presented in connection with product descriptions on Netco Investments' site may be determined by the Food and Drug Administration to be drug claims rather than acceptable statements of nutritional support. In addition, some of Netco Investments' suppliers may incorporate objectionable statements directly in their product names or on their products' labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter or homeopathic drugs or dietary supplements.

As a result, Vitamineralherb may have to remove objectionable statements or products from its site or modify these statements, or product names or labels, in order to comply with Food and Drug Administration regulations. Such changes could interfere with Netco Investments' marketing of products and could cause us to incur significant additional expenses.

     In addition, the Dietary Supplement Health and Education Act allows the dissemination of "third party literature" in connection with the sale of dietary supplements to consumers at retail if the publication meets statutory requirements. Under the Dietary Supplement Health and Education Act, "third party literature" may be distributed if, among other things, it is not false or misleading, no particular manufacturer or brand of dietary supplement is promoted, a balanced view of available scientific information on the subject matter is presented and there is physical separation from dietary supplements in stores. The extent to which this provision may be used by online retailers is not yet clear, and Netco Investments cannot assure you that all pieces of "third party literature" that may be disseminated in connection with the products Netco Investments offers for sale will be determined to be lawful by the Food and Drug Administration. Any such failure could render the involved product an unapproved drug or a "misbranded" product, potentially subjecting us to enforcement action by the Food and Drug Administration, and could require the removal of the noncompliant literature from Vitamineralherb's website or the modification of Netco Investments' selling methods, interfering with Netco
Investments' continued marketing of that product and causing us to incur significant additional expenses. Given the fact that the Dietary Supplement Health and Education Act was enacted only five years ago, the Food and Drug Administration's regulatory policy and enforcement positions on certain aspects of the new law are still evolving. Moreover, ongoing and future litigation between dietary supplement companies and the Food and Drug Administration will likely further refine the legal interpretations of the Dietary Supplement Health and Education Act. As a result, the regulatory status of certain types of dietary supplement products, as well as the nature and extent of permissible claims will remain unclear for the foreseeable future. Two areas in particular that pose potential regulatory risk are the limits on claims implying some benefit or relationship with a disease or related condition and the application of the physical separation requirement for "third party literature" as applied to Internet sales.

     In addition to the regulatory scheme under the Food, Drug and Cosmetic Act, the advertising and promotion of dietary supplements, foods, over-the-counter drugs and cosmetics is subject to scrutiny by the Federal Trade Commission. The Federal Trade Commission Act prohibits "unfair or deceptive" advertising or marketing practices, and the Federal Trade Commission has pursued numerous food and dietary supplement manufacturers and retailers for deceptive advertising or failure to substantiate promotional claims, including, in many instances, claims made via the Internet. The Federal Trade Commission has the power to seek administrative or judicial relief prohibiting a wide variety of claims, to enjoin future advertising, to seek redress or restitution payments and to seek a consent order and seek monetary penalties for the violation of a consent order. In general, existing laws and regulations apply fully to transactions and other activity on the Internet. The Federal Trade Commission is in the process of reviewing its policies regarding the applicability of its rules and its consumer protection guides to the Internet and other electronic media. The Federal Trade Commission has already undertaken a new monitoring and enforcement initiative, "Operation Cure-All," targeting allegedly bogus health claims for products and treatments offered for sale on the Internet.

     The State of Massachusetts also has laws regulating misbranded or adulterated products. We cannot be certain that our attempts, or those of our suppliers, to comply with laws and regulations in this area are or will be deemed sufficient by the Federal Trade Commission or the State of Massachusetts. If the FTC or the State of Massachusetts were to undertake an enforcement action against us, it would harm our business. In addition, our supplier may incorporate objectionable statements on product labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter dietary supplements. As a result, Netco may have to remove objectionable statements or products from its product labels, in order to comply with FTC or state regulations. Such changes could interfere with Netco's marketing of products and could cause it to incur significant additional expenses.

     Netco Investments cannot predict the nature of any future U.S. laws, regulations, interpretations or applications, nor can it determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on its business in the future. Although the regulation of dietary supplements is less restrictive than that of drugs and food additives, Netco Investments cannot assure you that the current statutory scheme and regulations applicable to dietary supplements will remain less restrictive. Further, Netco Investments cannot assure you that, under existing laws and regulations, or if more stringent statutes are enacted, regulations are promulgated or enforcement policies are adopted, it is or will be in compliance with these existing or new statutes, regulations or enforcement policies without incurring material expenses or adjusting its business strategy. Any laws, regulations, enforcement policies, interpretations or applications applicable to Netco Investments' business could require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

     Regulation of the Internet. In general, existing laws and regulations apply to transactions and other activity on the Internet; however, the precise applicability of these laws and regulations to the Internet is sometimes uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet or electronic commerce. Nevertheless, numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection and enforcing other regulatory and disclosure statutes on the Internet. Additionally, due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations may be enacted with respect to the Internet and electronic commerce covering issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security.

The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may impair the growth of Internet use and result in a decline in Netco Investments' sales.

     A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect Netco Investments' opportunity to derive financial benefit from such activities.


  Employees

     Netco Investments is a development stage company and currently has no employees. Netco Investments is currently managed by Michael Jackson, its sole officer and director. Mr. Jackson's time spent on the business affairs of Netco Investments has been minimal to date. Netco Investments looks to Mr. Jackson for his entrepreneurial skills and talents. Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future. Netco Investments may hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees. A portion of any employee compensation likely would include the right to acquire stock in Netco Investments, which would dilute the ownership interest of holders of existing shares of its common stock.

  Available  Information  and  Reports  to  Securities  Holders

     Netco Investments has filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Netco Investments and its common stock, see the registration statement and the exhibits and schedules thereto. Any document Netco Investments files may be read and copied at the Commission's Public Reference Room located at 450 Fifth Street N.W., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Netco Investments' filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

     Upon completion of this offering, Netco Investments will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above. Netco is not required nor does it plan to send annual reports directly to its shareholders.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis of Netco Investments' financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this Prospectus.

     This prospectus contains forward-looking statements, the accuracy of which involve risks and uncertainties. Words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions are used to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the potential markets for Vitamineralherb products. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Netco Investments' actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Netco Investments described in "Risk Factors" and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with Netco Investments' Financial Statements and Notes thereto and other financial information included elsewhere in this prospectus.

  Results  of  Operations

     During  the  period  from  March 15, 2000 through September 30, 2000, Netco
Investments has engaged in no significant operations other than organizational activities, acquisition of the rights to market Vitamineralherb and write down of same, and preparation for registration of its securities under the Securities Act of 1933, as amended. No revenues were received by Netco Investments during this period.

     For the current fiscal year, Netco Investments anticipates incurring a loss as a result of organizational expenses, expenses associated with registration under the Securities Act of 1933, and expenses associated with setting up a company structure to begin implementing its business plan. Netco Investments anticipates that until these procedures are completed, it will not generate revenues, and may continue to operate at a loss thereafter, depending upon the performance of the business.


  Liquidity  and  Capital  Resources


     Netco Investments remains in the development stage and, since inception, has experienced no significant change in liquidity or capital resources or shareholders' equity. Consequently, Netco Investments' balance sheet as of June 30, 2002, reflects total assets of nil. Organizational expenses of $8,000 were paid for by the sole shareholder and charged to operations. The sole shareholder received 800,000 shares of stock for the $8,000 paid in capital. In addition, the sole shareholder received 3,500,000 shares of stock for the contribution of the Vitamineralherb.com license valued at $35,000.

     The specific steps in Netco Investments' business plan are to conduct research into the various potential target markets for selling Vitamineralherb.com products under its license in order to determine its core target audience, and then to hire commissioned sales staff, establish an office, develop an advertising campaign, and have the commissioned sales staff call on Netco Investments' clients to implement sales.

     As the first step of its business plan, Netco Investments plans, during the next six to twelve months, to conduct research into the various potential target markets under its Vitamineralherb.com license, including medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers, to determine its core market. Netco Investments then plans to engage one or two commissioned salespeople to interest these professionals in selling to their clients high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products which are ordered via the internet. Netco Investments expects to begin earning revenues shortly after a sales force is in place.

     The net proceeds to Netco Investments from the sale of the 4,250,000 shares of common stock offered by Netco Investments hereby at an assumed initial public offering price of $.01 per share are estimated to be $41,023 after deducting estimated offering expenses of $1,477, which remain unpaid and will be paid out of proceeds of the offering. Based primarily on discussions with the licensor, Netco Investments believes that during its first operational quarter, it will need a capital infusion of approximately $54,000 to achieve a sustainable sales level where ongoing operations can be funded out of revenues. This capital infusion is intended to cover costs of advertising, hiring and paying two salespeople, and administrative expenses. Netco will need an additional $69,000 per quarter to pay such expenses, for a total of $261,000 during the next twelve months. In addition, Netco Investments will need approximately $260,000 in the event it determines that its market will not pay in advance and it will have to extend credit. These expenses will exceed the funds raised by this offering, and Netco Investments will have to obtain additional financing through an offering or capital contributions by current shareholders.

     Netco Investments is conducting this offering, in part, because it believes that an early registration of its equity securities will minimize some of the impediments to capital formation that otherwise exist. By having a registration statement in place, Netco Investments believes it will be in a better position, either to conduct a future public offering of its securities or to undertake a private placement with registration rights, than if it were a completely private company. Registering its shares will help minimize the liquidity discounts Netco Investments may otherwise have to take in a future private placement of its equity securities, because investors will have a high degree of confidence that the Rule 144(c)(1) public information requirement will be satisfied, and a public market will exist to effect Rule 144(g) broker transactions. Netco Investments believes that the cost of registering its securities, and undertaking the affirmative disclosure obligations that such a registration entails, will be more than offset by avoiding deep liquidity discounts in future sales of securities. No specific private investors have been identified, but Netco Investments' management has general knowledge of an investor class interested in investing in companies that can demonstrate a clear path to an early liquidity event.

     Netco Investments will need additional capital to carry out its business plan or to engage in a business combination. No commitments to provide additional funds have been made by management or other shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to Netco Investments or at all. If not available, Netco's operations would be severely limited, and it would be unable to implement its business plan, and may fail. Netco Investments has no commitments for capital expenditures. In the process of carrying out its business plan, Netco Investments may determine that it cannot raise sufficient capital to support the vitamin distribution business on acceptable terms, or at all. Netco Investments' board of directors has a fiduciary duty to act in the best interests of the corporation and its shareholders. The board of directors may decide that it is in the best interests of the corporation and its shareholders to liquidate the business, enter into a new line of business or engage in a business combination with another business.

     Netco Investments is not currently a party to any contracts, letters of intent, commitments or agreements and is not currently engaged in active negotiations with respect to any acquisitions. Netco Investments does not presently intend to enter into a new line of business or business combination.

     If Netco Investments either raises additional capital or engages in a business combination transaction that implicitly increases the value of Netco Investments, shareholders may not personally recognize the increase in value. For example, if Netco Investments raises additional capital in the future at $.03 per share, even if there is a market for Netco Investments' stock, it may not support enough volume to permit a shareholder to liquidate shares at a profit. Similarly, a business combination transaction could result in any consideration being paid either to Netco Investments or a significant shareholder such as Ryerson A.V.V., and minority shareholders would simply continue to own shares in the resulting business.

                             DESCRIPTION OF PROPERTY

     Netco Investments currently maintains limited office space for which it pays no rent at #1001 - 1166 Alberni Street, Vancouver, British Columbia V6E 3Z3, Canada; phone number is (604) 681-1064. The space is owned by UniNet Technologies Inc., of which Michael Jackson is president. The value of the uncharged rent is negligible. Netco Investments does not believe that it will need to obtain additional office space at any time in the foreseeable future until its business plan is more fully implemented.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     No director, executive officer or nominee for election as a director of Netco Investments, and no owner of five percent or more of Netco Investments' outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     No established public trading market exists for Netco Investments' securities. Netco Investments has no common equity subject to outstanding purchase options or warrants. Netco Investments has no securities convertible into its common equity. There is no common equity that could be sold pursuant to Rule 144 under the Securities Act or that Netco Investments has agreed to register under the Securities Act for sale by shareholders. In the event Netco is deemed to be a blank check company, shares acquired in an unregistered offering may have to be resold through a registered offering. Except for this offering, there is no common equity that is being, or has been publicly proposed to be, publicly offered by Netco Investments.


     As of August 1, 2002, there were 4,300,000 shares of common stock outstanding, held by 1 shareholder of record. Upon effectiveness of the registration statement that includes this prospectus, all of Netco Investments' outstanding shares will be eligible for sale. The shares currently held by Netco Investment's sole shareholder will be subject to Rule 144 of the Securities Act of 1933. Rule 144, in addition to providing an exemption for resales of securities, restricts sales by affiliates to one percent of the issuer's outstanding stock in any given 3 month period.

     To date Netco Investments has not paid any dividends on its common stock and does not expect to declare or pay any dividends on its common stock in the foreseeable future. Payment of any dividends will depend upon Netco Investments' future earnings, if any, its financial condition, and other factors as deemed relevant by the board of directors.

                             EXECUTIVE COMPENSATION

     No officer or director has received any remuneration from Netco Investments. Although there is no current plan in existence, it is possible that Netco Investments will adopt a plan to pay or accrue compensation to its officers and directors for services related to the implementation of Netco Investments' business plan. Netco Investments has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the board of directors may recommend adoption of one or more such programs in the future. Netco Investments has no employment contract or compensatory plan or arrangement with any executive officer of Netco Investments. The director currently does not receive any cash compensation from Netco Investments for his service as a member of the board of directors. There is no compensation committee, and no compensation policies have been adopted. See "Certain Relationships and Related Transactions."


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

Netco Investments Inc.
(A Development Stage Company)


                                                                           Index

Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . .  F-1

Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2

Statements of Operations . . . . . . . . . . . . . . . . . . . . . . . . .  F-3

Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . .  F-4

Statements of Stockholders' Deficit. . . . . . . . . . . . . . . . . . . .  F-5

Notes to the Financial Statements. . . . . . . . . . . . . . . . . . . . .  F-6

                                {GRAPHIC OMITTED]

MANNING ELLIOTT                         |  11th floor, 1050 West Pender Street,
                                        |  Vancouver, BC, Canada V6E 3S7
CHARTERED ACCOUNTANTS                   |  Phone: 604.714.3600 Fax: 604.714.3669
                                        |  Web: manningelliot.com


                          Independent Auditor's Report
                          ----------------------------


To the Board of Directors and Stockholders of Netco Investments Inc.
(A Development Stage Company)


We have audited the accompanying balance sheets of Netco Investments Inc. (A Development Stage Company) as of December 31, 2001 and 2000 and the related statements of operations, stockholders' deficit and cash flows for the period from March 15, 2000 (Date of Inception) to December 31, 2001 and the period from March 15, 2000 (Date of Inception) to December 31, 2000 and the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards used in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Netco Investments Inc. (A Development Stage Company), as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the period from March 15, 2000 (Date of Inception) to December 31, 2001 and the period from March 15, 2000 (Date of
Inception) to December 31, 2000 and the year ended December 31, 2001, in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues or conducted any operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/  Manning  Elliott


CHARTERED ACCOUNTANTS
Vancouver, Canada
August 20, 2002

Netco Investments Inc.
(A  Development  Stage  Company)
Balance  Sheets
(expressed  in  U.S.  dollars)


                                                                         June 30,     December 31,    December 31,
                                                                           2002           2001            2000
                                                                            $              $               $
                                                                       (unaudited)     (audited)       (audited)
Assets
License (Notes 3 and 4)                                                          -               -               -
-------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Deficit
Current Liabilities
     Accounts payable                                                          500             500               -
     Accrued liabilities                                                       500               -               -
-------------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                    1,000             500               -

Stockholders' Deficit
Common Stock, 100,000,000 common shares authorized with a par
     value of $.0001; 4,300,000 common shares issued and outstanding           430             430             430
Additional Paid in Capital                                                  32,320          32,320          32,320

                                                                            32,750          32,750          32,750

Preferred Stock, 20,000,000 preferred shares authorized with a
     par value of $.0001; none issued                                            -               -               -
-------------------------------------------------------------------------------------------------------------------
Deficit Accumulated During the Development Stage                           (33,750)        (33,250)        (32,750)
Total Stockholders' Deficit                                                 (1,000)           (500)              -
Total Liabilities and Stockholders' Deficit                                      -               -               -
===================================================================================================================
Contingent Liability (Note 1)
Commitment (Note 3)


                                      F-2
    (The accompanying notes are an integral part of the financial statements)

Netco  Investments  Inc.
(A  Development  Stage  Company)
Statements  of  Operations
(expressed  in  U.S.  dollars)


                                        Accumulated                                                         From
                                       for the period    Six Months    Six Months        Year          March 15, 2000
                                       From March 15,      Ended         Ended          Ended       (Date of Inception)
                                          2000 to         June 30,      June 30,     December 31,     to December 31,
                                       June 30, 2002        2002          2001           2001               2000
                                             $               $             $              $                  $
                                        (unaudited)     (unaudited)   (unaudited)     (audited)          (audited)
Revenue                                             -             -              -              -                     -
Expenses
     Legal, organizational and audit            8,500           500              -              -                 8,000
     License written-off                       24,750             -                             -                24,750
     Website maintenance fee                      500             -              -            500                     -
------------------------------------------------------------------------------------------------------------------------
Net Loss                                      (33,750)         (500)             -           (500)              (32,750)
========================================================================================================================
Loss per share                                                    -              -              -                  (.01)
========================================================================================================================

(Diluted  loss  per share has not been presented as the result is anti-dilutive)


                                      F-3
    (The accompanying notes are an integral part of the financial statements)

Netco Investments Inc.
(A Development Stage Company)
Statement of Cash Flows
(expressed in U.S. dollars)

                                             Accumulated                                                         From
                                            for the period    Six Months    Six Months        Year          March 15, 2000
                                            From March 15,      Ended         Ended          Ended       (Date of Inception)
                                               2000 to         June 30,      June 30,     December 31,     to December 31,
                                            June 30, 2002        2002          2001           2001               2000
                                                  $               $             $              $                  $
                                             (unaudited)     (unaudited)   (unaudited)     (audited)          (audited)
Cash Flows to Operating Activities
  Net loss                                         (33,750)         (500)             -           (500)              (32,750)
  Non-cash items
    Legal and organizational
      expenses                                       8,000             -              -              -                 8,000
    License written-off                             24,750             -              -              -                24,750
  Change in non-cash working
   capital items
    Accounts payable                                   500             -              -            500                     -
    Accrued liabilities                                500           500              -              -                     -
Net Cash Used by Operating Activities                    -             -              -              -                     -
-----------------------------------------------------------------------------------------------------------------------------
Change in cash                                           -             -              -              -                     -
Cash - beginning of period                               -             -              -              -                     -
-----------------------------------------------------------------------------------------------------------------------------
Cash - end of period                                     -             -              -              -                     -
=============================================================================================================================
Non-Cash Financing Activities
  A total of 800,000 shares were
  issued to a company controlled
  by the sole director at a fair
  market value of $0.01 per share
  for legal and organizational
  expenses paid                                      8,000             -              -              -                 8,000
  A total of 3,500,000 shares were
  issued at a fair market value of $0.01
  per share for the acquisition of a
  License from a company controlled
  by the sole director (Notes 3 and 4)              35,000             -              -              -                35,000
  Less dividend deemed paid
    (Notes 3 and 4)                                (10,250)            -              -              -               (10,250)
                                                    32,750             -              -              -                32,750
=============================================================================================================================
Supplemental Disclosures
  Interest paid                                          -             -              -              -                     -
  Income tax paid                                        -             -              -              -                     -


                                      F-4
    (The accompanying notes are an integral part of the financial statements)

Netco Investments Inc.
(A Development Stage Company)
Statement of Stockholders' Deficit
(expressed in U.S. dollars)


                                                                                                   Deficit
                                                                                                 Accumulated
                                                                       Additional                During  the
                                                     Common Stock       Paid-in                  Development
                                                   Shares    Amount     Capital       Total        Stage
                                                      #         $          $            $            $
Balance - March 15, 2000 (Date of Inception)              -        -            -          -              -
  Stock issued for legal and organizational
    expenses at a fair market value of
    $0.01 per share                                 800,000       80        7,920      8,000              -
  Stock issued for the acquisition of a license
    at a fair market value of $0.01 per share     3,500,000      350       34,650     35,000              -
  Dividend deemed paid (Note 4)                           -        -      (10,250)   (10,250)             -
  Net loss for the period                                 -        -            -          -        (32,750)
Balance - December 31, 2000 (audited)             4,300,000      430       32,320     32,750        (32,750)
  Net loss for the year                                   -        -            -          -           (500)
------------------------------------------------------------------------------------------------------------
Balance - December 31, 2001 (audited)             4,300,000      430       32,320     32,750        (33,250)
  Net loss for the period (unaudited)                     -        -            -          -           (500)
------------------------------------------------------------------------------------------------------------
Balance - June 30, 2002 (unaudited)               4,300,000      430       32,320     32,750        (33,750)
============================================================================================================


                                      F-5
    (The accompanying notes are an integral part of the financial statements)

Netco  Investments  Inc.
(A  Development  Stage  Company)
Notes  to  the  Financial  Statements
(expressed  in  U.S.  dollars)

1.   Development Stage Company
     Netco Investments Inc. herein (the "Company") was incorporated in the State of Washington, U.S.A. on March 15, 2000. The Company acquired a license to market and distribute vitamins, minerals, nutritional supplements, and other health and fitness products in Massachusetts, in which the grantor of the license offers these products for sale from various suppliers on their Web Site.

     The Company is in the development stage. In a development stage company, management devotes most of its activities in developing a market for its products. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to raise any equity financing or sell any of its products at a profit. There is substantial doubt regarding the Company's ability to continue as a going concern.

     The Company will offer 4,250,000 shares at $0.01 per share to raise $42,500 pursuant to an SB-2 Registration Statement to be registered with the Securities and Exchange Commission.


2.   Summary of Significant Accounting Policies

     (a)  Year end

          The  Company's  fiscal  year  end  is  December  31.

     (b)  License

          The cost to acquire the License was capitalized. The carrying value of the License is evaluated in each reporting period to determine if there were events or circumstances which would indicate a possible inability to recover the carrying amount. Such evaluation is based on various analyses including assessing the Company's ability to bring the commercial applications to market, related profitability projections and undiscounted cash flows relating to each application which necessarily involves significant management judgment. Where an impairment loss has been determined the carrying amount is written-down to fair market value. Fair market value is determined as the amount at which the license could be sold in a current transaction between willing parties. The License has been written-off to operations due to the lack of historical cash flow of the license and lack of a market to resell the license.

     (c)  Cash and Cash Equivalents

          The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

     (d)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

     (e)  Revenue Recognition

          The Company will receive from the Grantor of the license, commissions of one-half of all the profit on all sales made through the Grantor's Web Site. The commission revenue will be recognized in the period the sales have occurred. The Company will report the commission revenue on a net basis as the Company is acting as an Agent for the Grantor and does not assume any risks or rewards of the ownership of the products. This policy is prospective in nature as the Company has not yet generated any revenue.

     (f)  Interim Financial Statements

          These interim financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

3.   License

     The Company's only asset is a license acquired from Vitamineralherb.com Corp. "The Grantor" to market vitamins, minerals, nutritional supplements and other health and fitness products through the Grantor's Web Site. The Company will market and sell via the Internet, these products to medical practitioners, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness practitioners, school and other fund raising programs and other similar types of customers in Massachusetts. The license was acquired on March 15, 2000 for a term of three years. The license will be automatically renewed unless the Company or the Grantor gives the other notice not to renew. The minimum order quantity is 100 bottles per formulation for standard products and 5,000 units for customer formulas. The Grantor has agreed to provide certain business administrative services to the Company, including product development, store inventory, Web Site creation and maintenance of an order fulfilment system, thereby enabling the Company to focus strictly on marketing and sales. Some services, such as development of the Web Site and the order fulfilment system, will be provided by the Grantor, while others, such as product development and store inventory, will be provided by the product supplier. The Grantor sets the price for products based on the manufacturer's price, plus a mark up which the Grantor and the Company share equally. The Company must pay an annual fee of $500 for maintenance of the Grantor's Web Site commencing on the anniversary date. As at June 30, 2002 the March 15, 2001 and March 15, 2002 maintenance fee was not paid. Subsequent to June 30, 2002 the Company received verification from the owner of the Web Site that the March 15, 2001 fee was waived and the agreement has been extended to March 15, 2006. The Company subsequently paid the 2002 fee which was accrued as at June 30, 2002.

     The Company issued 3,500,000 shares to a related party with a fair market value of $0.01 per share for a total consideration of $35,000. See Note 4.

     The License has been written-off to operations due to the lack of historical cash flow and lack of a market to resell the license. However, it is the Company's intention to conduct a survey to determine its core target market from amongst the potential clients under its Vitamineralherb.com license, hire commissioned sales staff, establish an office, advertise, and begin making sales.


4.   Related Party Transaction

     The License referred to in Note 3 was assigned to the Company by another company controlled by the sole director and President of the Company for consideration of 3,500,000 shares with a fair market value of $35,000. The estimated cost based on comparable transactions, of the license to a company controlled by the President of the Company is $24,750. The estimate is based on an allocation of the cash outlay of $33,000 for common stock of Texmont, Inc., by virtue of which the company controlled by the President of the Company obtained the license as well as continued ownership of Texmont, Inc. The excess of fair market value over predecessor cost, being $10,250, is treated as a dividend which increased the deficit. The Grantor of the License is not related to the Company.

                                   Prospectus

                                  [DATE, 2002]

                             NETCO INVESTMENTS INC.

                           #1001 - 1166 ALBERNI STREET
                   VANCOUVER, BRITISH COLUMBIA V6E 3Z3, CANADA
                                 (604) 681-1064

                        4,250,000 Shares of Common Stock

                 PART II-INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Netco Investments' articles of incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Washington law against all liabilities incurred by reason of the fact that the person is or was a director or officer of Netco Investments or a fiduciary of an employee benefit plan, or is or was serving at the request of Netco Investments as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     The effect of these provisions is potentially to indemnify Netco Investments' directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Netco Investments. Pursuant to Washington law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

     The bylaws of Netco Investments, filed as Exhibit 3.2, provide that it will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Netco Investments, absent a finding of negligence or misconduct in office. Netco
Investments' Bylaws also permit it to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Netco Investments has the power to indemnify such person against liability for any of those acts.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The  amounts  set  forth are estimates except for the SEC registration fee:


                                                                 AMOUNT TO
                                                                  BE PAID
                                                                  -------
          SEC registration fee. . . . . . . . . . . . . . . . .  $       12
          Printing and engraving expenses . . . . . . . . . . .          --
          Attorneys' fees and expenses. . . . . . . . . . . . .       8,000
          Accountants' fees and expenses. . . . . . . . . . . .          --
          Transfer agent's and registrar's fees and expenses. .         500
          Miscellaneous . . . . . . . . . . . . . . . . . . . .         965
                                                                 ----------
          Total . . . . . . . . . . . . . . . . . . . . . . . .  $    9,477
                                                                 ==========


     The  Registrant  will  bear  all  expenses  shown  above.


                     RECENT SALES OF UNREGISTERED SECURITIES

     Set forth below is information regarding the issuance and sales of Netco Investments' securities without registration since its formation. No such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities.

     On March 15, 2000, Netco Investments issued 4,300,000 shares of common stock to Ryerson Corporation AVV: 3,500,000 shares as compensation for the license of Vitamineralherb.com rights valued at $35,000 and 800,000 shares for Ryerson Corporation AVV's contribution of $8,000 for payment of organizational expenses. The issuance of the shares was exempt from registration under Rules 506 of Regulation D, Sections 3(b) and 4(2), and Regulation S of the Securities Act of 1933, as amended, due to Ryerson's status as the founder of Netco Investments, its status as an accredited investor, its foreign nationality, the limited number of investors (one), and the offer and sale of the stock outside the United States.

                                    EXHIBITS

     The  following  exhibits  are filed as part of this Registration Statement:



      EXHIBIT
       NUMBER    DESCRIPTION
       ------    -----------
         3.1*   Articles of Incorporation
         3.2*   Bylaws
         4.1*   Specimen Stock Certificate
         4.2*   Stock Subscription Agreement
         5.1*   Opinion re: legality
        10.1*   License Agreement
        10.2*   Assignment of License Agreement
        10.3*   Settlement  Agreement
        10.4*   Manufacturing  Agreement
        10.5    Addendum to License Agreement
        23.1    Consent of Independent Auditors
        23.2*   Consent of Counsel (see Exhibit 5.1)
       _________
       *  Previously filed



                                  UNDERTAKINGS

     The  Registrant  hereby  undertakes  that  it  will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on August 27, 2002.



                                           Netco  Investments  Inc.


                                           By: /s/ MICHAEL JACKSON
                                               ---------------------------------
                                                    MICHAEL JACKSON
                                                       PRESIDENT

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

    SIGNATURE                           TITLE                         DATE
    ---------                           -----                         ----


/s/ MICHAEL JACKSON
--------------------  President, Secretary, Chief Financial and  August 27, 2002
MICHAEL JACKSON       Accounting Officer, and  Director

                                LIST OF EXHIBITS

     The  following  exhibits  are filed as part of this Registration Statement:


      EXHIBIT
       NUMBER    DESCRIPTION
       ------    -----------
         3.1*    Articles of Incorporation
         3.2*    Bylaws
         4.1*    Specimen Stock Certificate
         4.2*    Stock Subscription Agreement
         5.1*    Opinion re: legality
        10.1*    License Agreement
        10.2*    Assignment of License Agreement
        10.3*    Settlement  Agreement
        10.4*    Manufacturing  Agreement
        10.5     Addendum to License Agreement
        23.1     Consent of Independent Auditors
        23.2*    Consent of Counsel (see Exhibit 5.1)
        _________
        *  Previously filed